CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds IV of our report dated December 23, 2024, relating to the financial statements and financial highlights of AMG Montrusco Bolton Large Cap Growth Fund, which appears in AMG Funds IV’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

December 5, 2025